Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF THE

BYLAWS OF

EQUINIX, INC.,

a Delaware corporation

The undersigned, Renee F. Lanam, hereby certifies that:

1. She is the duly elected Chief Financial Officer of Equinix, Inc., a Delaware corporation (the “Corporation”).

2. Effective as of June 4, 2003, Section 7.2(B) of the Corporation’s Bylaws were amended in their entirety to read as follows:

“B. A-2 Director

(1) One director (the “A-2 Director”) shall be nominated by holders of a majority of the Common Stock issuable upon conversion of A-2 Notes (as defined in that certain Securities Purchase and Admission Agreement by and between the Corporation, the subsidiaries of the Corporation that are or from time to time become guarantors of Parent’s obligations under such agreement, STT Communications Ltd., i-STT Investments Pte. Ltd. and the purchasers of A-2 Notes, dated April 29, 2003 (the “Admission Agreement”)) as of the record date for any election of directors.

(2) At such time as the holders of A-2 Notes are no longer eligible to nominate an A-2 Director pursuant to Section 7.2(B)(1), nominations for the director seat affected by such reduction shall be made in accordance with Section 7.2(D) of these Amended and Restated Bylaws.”

IN WITNESS HEREOF, the undersigned has set her hand hereto this 5th day of June, 2003.

EQUINIX, INC.

By:	/s/ RENEE F. LANAM
Renee F. Lanam, Chief Financial Officer

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